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                                  EXHIBIT 12.1


                       RATIOS OF EARNINGS TO FIXED CHARGES

                       RATIO OF EARNINGS TO FIXED CHARGES




                                                          For the Years Ended December 31,
                                                 ---------------------------------------------------
                                                   1999       1998       1997      1996       1995
                                                 --------   --------   --------  --------   --------
(IN THOUSANDS)
EARNINGS (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES AND EXTRAORDINARY ITEMS   $ 46,989   $ 16,712   $ 38,906   $ 29,019   $ 24,928
FIXED INTEREST CHARGES ......................    170,863    153,930    117,048     77,637     67,087
                                                 --------   --------   --------  --------   --------
EARNINGS (LOSS):
  INCLUDING FIXED INTEREST CHARGES ..........    217,761    170,642    155,954    106,656     92,015
  EXCLUDING INTEREST EXPENSE ON DEPOSITS ....    140,886    103,928     87,723     52,010     45,369
FIXED INTEREST CHARGES EXCLUDING INTEREST
  EXPENSE ON DEPOSITS .......................     93,988     87,216     48,817     22,991     20,441
RATIOS:
EARNINGS INCLUDING FIXED INTEREST CHARGES
  TO FIXED INTEREST CHARGES .................       1.27       1.11       1.33     1.37      1.37
EARNINGS TO FIXED INTEREST EXCLUDING
  INTEREST ON DEPOSITS ......................       1.50       1.19       1.80     2.26      2.22
DOLLAR DEFICIENCY OF EARNINGS TO FIXED
  INTEREST CHARGES ..........................   $   0.00   $   0.00   $   0.00   $ 0.00     $  0.00
                                                ========   ========   ========   ======     =======

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